TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 99.1

Tonix Pharmaceuticals Announces New Board Member, Carolyn E. Taylor.

NEW YORK, July 19, 2021 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix), a clinical-stage biopharmaceutical company, today announced the appointment of Carolyn E. Taylor to its Board of Directors, effective as of July 16, 2021.

Seth Lederman, M.D., President and Chief Executive Officer of Tonix commented, “We are pleased to welcome Carolyn E. Taylor to the Tonix Board. Ms. Taylor brings over 35 years of experience in corporate law, including 15 years as a partner at Covington & Burling LLP and six years as general counsel of two start-up companies. Her broad-based transactional experience will be invaluable to Tonix as we continue to grow the company. We look forward to the insights Ms. Taylor will bring to the Board.”

“It’s a pleasure to join a company with a strong sense of purpose coupled with such a dedicated, experienced management team,” said Ms. Taylor. “I look forward to collaborating with the management team and the other members of Tonix’s Board as well as offering my perspective on Tonix’s strategic initiatives.”

Ms. Taylor was a Partner at the Covington & Burling law firm for more than 15 years where she was a corporate attorney with a broad-based transactional practice. Ms. Taylor has also served as General Counsel of Strike Protocols, Inc. and Longitude, Inc.

Ms. Taylor received a B.A., magna cum laude, from Brown University and a J.D. from Columbia Law School, where she was a Harlan Fiske Stone Scholar and the Developing Editor of the Columbia Law Review.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The Company’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL1, is in mid-Phase 3 development for the management of fibromyalgia, with positive data from the Phase 3 RELIEF study reported in December 2020. The Company expects interim data from the second Phase 3 study, RALLY, in the third quarter of 2021 and topline data in the first quarter of 2022. Tonix’s immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer, and autoimmune diseases. Tonix’s lead vaccine candidate, TNX-18002, is a live replicating vaccine based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix reported positive efficacy data from animal studies of TNX-1800 in the first quarter of 2021. TNX-8012, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox.

1TNX-102 SL is an investigational new drug and has not been approved for any indication.

2TNX-1800 and TNX-801 are investigational new biologics and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, inclusion in the Russell indexes, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2021, and periodic reports filed with the SEC on or after the date thereof. All Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com
(646) 942-5588

Peter Vozzo (investors)

Westwicke/ICR

peter.vozzo@westwicke.com

(443) 213-0505